Praxis Precision Medicines Provides Corporate Update and Reports Third Quarter 2022 Financial Results
PRAX-944 Phase 2b Essential1 study topline results for essential tremor expected in 1Q23
PRAX-222 EMBRAVE study for SCN2A-DEE to initiate in 4Q22; topline results for initial dose cohort expected in 2023
PRAX-628 Phase 1 healthy volunteer study to initiate in 4Q22; focal epilepsy study planned for 2023
Cash and investments of $123.7 million as of September 30, 2022 supports runway into 1Q24
BOSTON, November 9, 2022 — Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system (CNS) disorders characterized by neuronal excitation-inhibition imbalance, today provided a corporate update and reported financial results for the third quarter of 2022.
“With recent progress in the PRAX-944 Essential1 study, we are positioned to deliver topline results next quarter,” said Marcio Souza, president and chief executive officer of Praxis. “On the heels of the positive topline results from our Phase 2a study in essential tremor, we are encouraged by the profile of PRAX-944 and look forward to sharing these data in the coming months. With first-in-patient studies for our lead epilepsy programs expected to start shortly, as well as a Phase 1 study for our third clinical-stage epilepsy program, PRAX-628, our pipeline continues to advance, setting us up for an exciting year ahead.”
Recent Business Highlights and Upcoming Milestones:
Movement Disorders
•Praxis expects topline results from the ongoing PRAX-944 Essential1 study for the treatment of moderate to severe essential tremor (ET) in the first quarter of 2023. Screening for the Essential1 study will be completed by mid-November 2022. Essential1 is a randomized, double-blind, placebo-controlled, dose-range-finding Phase 2b trial evaluating the efficacy, safety and tolerability of once-daily daytime treatment of 60 mg or 100 mg of PRAX-944 compared to placebo after 56 days. The primary endpoint is change from baseline to day 56 in the modified Activities of Daily Living (mADL1) score, the U.S. Food and Drug Administration’s (FDA) suggested efficacy endpoint for ET. Following topline results, Praxis intends to meet with the FDA for an end-of-Phase 2 meeting in the first half of 2023 and initiate its Phase 3 development program for the treatment of ET in mid-2023.
•The Company expects to initiate a randomized, double-blind, placebo-controlled Phase 2 trial to evaluate the efficacy, safety and tolerability of once-daily treatment of up to 100 mg of PRAX-944 as a non-dopaminergic treatment for the motor symptoms of Parkinson’s disease in the first quarter of 2023. Topline results are expected in the second half of 2023. Following the positive topline results of Part B of the Phase 2a study of PRAX-944 for the treatment of ET, the PRAX-944 Parkinson’s disease study design was revised, including changing the primary endpoint to efficacy from safety.
•Praxis presented the following posters at the 2022 International Congress of Parkinson’s Disease and Movement Disorders (MDS) from September 15 – 18, 2022:
oThe Hidden Disease Burden and Treatment Experience of Patients with Essential Tremor: A Retrospective US Claims Analysis (Abstract Number: 968)
oA Phase 2 Clinical Trial Evaluating the Efficacy, Safety, Tolerability, and Pharmacokinetics of PRAX-944 in Adults with Essential Tremor (Abstract Number: 951)
oA Phase 2 Randomized, Double-Blind, Placebo-Controlled Trial of PRAX-944 for the Treatment of Essential Tremor (Abstract Number: 950)
1mADL is a composite sum of items 1 to 11 of the TETRAS-ADL subscale and items 6 (bilateral) and 7 of the TETRAS-PS; mADL score is calculated as the sum of all 13 items (item 6 of TETRAS-PS x2) and ranges from 0 to 42

•In October 2022, Praxis published the findings from an observational study, “The Hidden Burden of Disease and Treatment Experiences of Patients with Essential Tremor: A Retrospective Claims Data Analysis,” in Advances in Therapy2. The large claims-based analysis examines US claims data from 2015 to 2019, including diagnosis rates, comorbidities and treatment patterns in patients diagnosed with ET. Study findings highlight the hidden patient impact as well as the urgent unmet need for more treatment options and complexity of ET diagnosis. Key findings from the study include:
oApproximately 1 million people were diagnosed and sought treatment for ET from 2015 to 2019 and it is estimated that another 1 million remained untreated
oPropranolol (24%), primidone (20%) and gabapentin (19%) were the most commonly prescribed therapeutics following diagnosis
oTwo in three patients received pharmacological treatment for ET, with 2-year treatment discontinuation rates of approximately 40% (40% for propranolol, 47% for primidone), or about 200,000 patients annually
oNearly all patients (96%) had at least one comorbidity; depression and anxiety rates in ET patients were 2 times greater those in the general population aged 65 years and older
oConfirmed ET diagnosis was established about 1.5 years after the diagnosis of an initial movement disorder
Epilepsy
•Praxis plans to initiate the first dose cohort of the PRAX-222 EMBRAVE study for the treatment of pediatric patients with early-seizure-onset SCN2A developmental and epileptic encephalopathy (DEE) in the U.S. in the fourth quarter of 2022. Following collection of the safety and efficacy data from the initial cohort of patients in the EMBRAVE study, the data will be evaluated and submitted to the FDA to seek authorization for dose escalation. Topline results from the initial dose cohort are expected in 2023.
•In October 2022, Praxis received additional detail from the FDA regarding the clinical hold for its Investigational New Drug (IND) application for PRAX-562 for the treatment of pediatric patients with SCN2A and SCN8A DEEs. Based on the feedback from the FDA, the Company expects that no new preclinical or clinical studies will be required to clear the clinical hold. Praxis is currently engaged with the FDA and expects to initiate a Phase 2, placebo-controlled trial in the first quarter of 2023.
•Praxis expects to initiate a PRAX-628 Phase 1 study in the fourth quarter of 2022 and subsequently initiate a Phase 2 study in focal epilepsy in 2023.
Psychiatry
•Following the completion of the PRAX-114 Phase 2 Acapella Study for the treatment of Major Depressive Disorder in the third quarter of 2022, Praxis does not currently plan to pursue further development of PRAX-114 for psychiatric disorders. The PRAX-114 Phase 2 Acapella study (N=110) was intended to provide additional understanding of the dose range and to evaluate the safety and efficacy of PRAX-114 at doses of 10, 20, 40 and 60 mg. Topline data indicated a linear dose response trend on the primary endpoint of change from baseline in the 17-item Hamilton Depression Rating Scale (HAM-D17) total score at Day 15, but were not statistically significant. In multiple secondary endpoints evaluating 40 mg of PRAX-114 relative to placebo, nominal statistical significance was achieved at Day 4, but not maintained at subsequent timepoints.
Third Quarter 2022 Financial Results:
As of September 30, 2022, Praxis had $123.7 million in cash, cash equivalents and marketable securities, compared to $275.9 million in cash, cash equivalents and marketable securities as of December 31, 2021. This decrease of $152.2 million primarily reflects cash used in operations of $156.2 million during the nine months ended September 30, 2022, partially offset by $4.3 million in net proceeds from at-the-market offerings of shares of the Company's common stock. The Company’s cash, cash equivalents and marketable securities as of September 30, 2022 are expected to fund operations into the first quarter of 2024.
2 Vetterick, C., Lyons, K.E., Matthews, L.G. et al. The Hidden Burden of Disease and Treatment Experiences of Patients with Essential Tremor: A Retrospective Claims Data Analysis. Adv Ther (2022). https://doi.org/10.1007/s12325-022-02318-8

Research and development expenses were $30.4 million for the three months ended September 30, 2022, compared to $33.1 million for the three months ended September 30, 2021. The decrease in research and development expenses of $2.7 million was primarily attributable to $6.5 million in decreased clinical-related spend for the Company's Psychiatry franchise, partially offset by $5.2 million in increased expenses for the Company's Movement Disorders and Epilepsy franchises.
General and administrative expenses were $13.9 million for the three months ended September 30, 2022, compared to $11.6 million for the three months ended September 30, 2021. The increase in general and administrative expenses of approximately $2.3 million was primarily due to increased personnel-related costs due to increased headcount.
Praxis reported a net loss of $43.9 million for the three months ended September 30, 2022, including $6.7 million of stock-based compensation expense, compared to $44.7 million for the three months ended September 30, 2021, including $6.5 million of stock-based compensation expense.
As of September 30, 2022, Praxis had 46.9 million shares of common stock outstanding.
About Praxis
Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for CNS disorders characterized by neuronal excitation-inhibition imbalance. Praxis is applying insights from genetic epilepsies to both rare and more prevalent neurological disorders, using our understanding of shared biological targets and circuits in the brain. Praxis has established a broad portfolio including multiple programs across movement disorders and epilepsy, with four clinical-stage product candidates. For more information, please visit www.praxismedicines.com and follow us on LinkedIn and Twitter.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and other federal securities laws, including express or implied statements regarding Praxis’ future expectations, plans and prospects, including, without limitation, statements regarding expectations, plans and timing for our clinical data, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates, including the design of our clinical trials and the treatment potential of our product candidates, and the sufficiency of our cash, cash equivalents and marketable securities, and as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “anticipate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” and similar expressions that constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.
The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical trials; the expected timing of submissions for regulatory approval or review by governmental authorities; regulatory approvals to conduct trials; risks, uncertainties and assumptions regarding the impact of the continuing COVID-19 pandemic on Praxis’ business, operations, strategy, goals and anticipated timelines, Praxis’ ongoing and planned preclinical activities, Praxis’ ability to initiate, enroll, conduct or complete ongoing and planned clinical trials and Praxis’ timelines for regulatory submissions; and other risks concerning Praxis’ programs and operations as described in its Quarterly Report on Form 10-Q for the six months ended June 30, 2022 and other filings made with the Securities and Exchange Commission. Although Praxis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on information and factors currently known by Praxis. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. Praxis undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Investor Contact:
Alex Kane
Praxis Precision Medicines
investors@praxismedicines.com
617-300-8481

Media Contact:
Ian Stone
Canale Communications
Ian.stone@canalecomm.com
619-849-5388

PRAXIS PRECISION MEDICINES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$62,440	$138,704
Marketable securities	61,300	137,207
Prepaid expenses and other current assets	8,572	11,498
Property and equipment, net	1,077	1,213
Operating lease right-of-use assets	3,097	3,653
Other non-current assets	416	472
Total assets	$136,902	$292,747
Liabilities and stockholders’ equity
Accounts payable	$10,122	$10,780
Accrued expenses	17,884	26,844
Operating lease liabilities	3,733	4,311
Common stock	5	5
Additional paid-in capital	595,165	567,598
Accumulated other comprehensive loss	(536)	(176)
Accumulated deficit	(489,471)	(316,615)
Total liabilities and stockholders' equity	$136,902	$292,747

PRAXIS PRECISION MEDICINES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$30,439	$33,139	$126,711	$76,746
General and administrative	13,851	11,634	46,822	31,929
Total operating expenses	44,290	44,773	173,533	108,675
Loss from operations	(44,290)	(44,773)	(173,533)	(108,675)
Other income:
Other income, net	345	73	677	201
Total other income	345	73	677	201
Loss before income taxes	$(43,945)	$(44,700)	$(172,856)	$(108,474)
Provision for income taxes	—	(5)	—	(5)
Net loss	$(43,945)	$(44,705)	$(172,856)	$(108,479)
Net loss per share attributable to common stockholders, basic and diluted	$(0.96)	$(1.00)	$(3.79)	$(2.61)
Weighted average common shares outstanding, basic and diluted	45,774,376	44,714,941	45,591,888	41,608,017